Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

CSX Corporation

Ratio of Earnings to Fixed Charges

(Millions of Dollars)

	For the Fiscal Quarters Ended				For the Fiscal Years Ended
	Mar. 26, 2010		Mar. 27, 2009		Dec. 25, 2009		Dec. 26, 2008		Dec. 28, 2007		Dec. 29, 2006		Dec. 30, 2005
EARNINGS:
Earnings before Income Taxes	$502		$383		$1,761		$2,350		$1,948		$1,853		$1,029
Interest Expense	142		141		558		519		417		392		423
Amortization of debt discount	–		–		–		–		–		4		5
Interest Portion of Fixed Rent	6		7		26		32		38		47		56
Undistributed Earnings of Unconsolidated Subsidiaries	(5)		(6)		(41)		(75)		(60)		(48)		(56)
Earnings, as Adjusted	$645		$525		$2,303		$2,826		$2,343		$2,249		$1,457
FIXED CHARGES:
Interest Expense	$142		$141		$558		$519		$417		$392		$423
Capitalized Interest	2		2		7		7		5		3		2
Amortization of debt discount	–		–		–		–		–		4		5
Interest Portion of Fixed Rent	6		7		26		32		38		47		56
Fixed Charges	$150		$150		$591		$558		$460		$446		$487
Ratio of Earnings to Fixed Charges	4.3	x	3.5	x	5.1	x	5.1	x	5.1	x	5.0	x	3.0	x